EXHIBIT 23.2

CONSENT OF WRIGHT & COMPANY, INC.

We hereby consent to the incorporation, by reference in the Registration Statements on Form S-3 (Numbers 333-219827) of Range Resources Corporation, Form S-8 (No. 333-231834) pertaining to the 2019 Equity-Based Compensation Plan, Form S-8  (Nos. 333-159951, 333-167199 and 333-175098) pertaining to the Range Resources Corporation Amended and Restated 2005 Equity-Based Compensation Plan and Form S-8 (Nos. 209830 and 333-233391) pertaining to the Amended and Restated Range Resources Corporation 2004 Deferred Compensation Plan for Directors and Select Employees and in the related Prospectuses, of our report dated January 9, 2020, prepared for Range Resources Corporation and included in the Range Resources Corporation Annual Report (Form 10-K) for the year ended December 31, 2019.

WRIGHT & COMPANY, INC. TX Firm Registration No. F-12302
Brentwood, Tennessee	By:	/s/ D. Randall Wright
January 9, 2020		D. Randall Wright
President